EXHIBIT 16.1 May 21, 2012
Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 21, 2012, of Peerless Systems Corporation and are in agreement with the statements contained in the first sentence of the first paragraph and the second, third and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP